Exhibit 5.1

[Letterhead of O’Melveny & Myers LLP]

March 28, 2012

Overland Storage, Inc.

9112 Spectrum Center Boulevard

San Diego, California 92123

Re:	3,640,000 Shares of Common Stock of Overland Storage, Inc.

Ladies and Gentlemen:

We have acted as special counsel to Overland Storage, Inc., a California corporation (the “Company”), in connection with the issuance of 3,640,000 shares (the “Shares”) of the Company’s common stock, no par value per share (the “Common Stock”), pursuant to that certain Underwriting Agreement, dated March 23, 2012, by and between the Company and Needham & Company, LLC, a the underwriter. The Shares are being issued pursuant to a Registration Statement on Form S-3 (File No. 333-179170), filed by the Company with the Securities and Exchange Commission (the “Commission”) on January 25, 2012, including Amendment No. 1 and Amendment No. 2 to such registration statement, filed with the Commission on January 26, 2012 and February 17, 2012, respectively (collectively, the “Registration Statement”), the prospectus dated February 28, 2012 included therein (the “Base Prospectus”), and the prospectus supplement thereto dated March 23, 2012 (the “Prospectus Supplement”). The Base Prospectus and the Prospectus Supplement are collectively referred to herein as the Prospectus.

This opinion is being furnished to you in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act of 1933, as amended.

In connection with the opinion expressed below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate and other records and documents as we considered appropriate including, without limitation:

(i) the Registration Statement;

(ii) certain resolutions of the Board of Directors of the Company (the “Board of Directors”) adopted by unanimous written consent on March 22, 2012 (the “Board Resolutions”);

(iii) certain resolutions of the Pricing Committee of the Board of Directors adopted at a meeting held on March 23, 2012 (together with the Board Resolutions, the “Resolutions”); and

(iv) originals or copies of those corporate and other records and document we considered appropriate.

March 28, 2012 - Page 2

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company.

On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that the Shares has been duly authorized by all necessary corporate action on the part of the Company and, upon payment for and delivery of the Shares as contemplated by the Registration Statement and Prospectus Supplement and the book-entry of the Shares by the Company’s transfer agent for the Common Stock in the name of The Depositary Trust Company or its nominee, the Shares will be validly issued, fully paid and non-assessable.

The law covered by this opinion is limited to the present law of the State of California. We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction.

We hereby consent to the filing of this opinion letter with the Commission as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated March 28, 2012, and to the reference to this firm under the heading “Legal Matters” in the Prospectus.

Respectfully submitted,

/s/ O’Melveny & Myers LLP

O’MELVENY & MYERS LLP